Exhibit 99.1

The Home Depot Recommends Shareholders Reject
“Mini-Tender” Offer by TRC Capital Investment Corporation

ATLANTA, June 20, 2023 – The Home Depot, Inc., the world’s largest home improvement retailer, has been notified that TRC Capital Investment Corporation (“TRC Capital”) has made an unsolicited “mini-tender” offer to purchase up to 500,000 shares of Home Depot’s common stock, at an offer price of $280 per share. TRC Capital’s offer price of $280 per share is approximately 4.47% lower than the closing price of Home Depot common stock on the New York Stock Exchange on June 5, 2023, the last trading day prior to the date of the offer, June 6, 2023.

The Home Depot does not endorse TRC Capital’s unsolicited mini-tender offer and recommends that shareholders do not tender their shares in response to TRC Capital’s offer because the offer is at a price significantly below the current market value of Home Depot common stock. Per the terms of the offer, any shareholders who tender (or have already tendered) their shares can withdraw them prior to the expiration of the offer, currently scheduled for 12:01 a.m., New York City time, on July 7, 2023, in accordance with the offering documents.

The Home Depot is not affiliated or associated in any way with TRC Capital, its mini-tender offer, or its mini-tender offer documents. Consistent with the cautionary guidance from the U.S. Securities and Exchange Commission (“SEC”) referenced below, The Home Depot urges investors to obtain a current market quotation for their shares, consult with their broker or financial advisor, and exercise caution with respect to TRC Capital's offer.

TRC Capital’s purported mini-tender offer seeks less than five percent of Home Depot’s outstanding common stock, thereby avoiding many disclosure and procedural requirements of the SEC that apply to offers for more than five percent of a company’s outstanding shares. As a result, mini-tender offers do not provide investors with the same level of protections as provided by larger tender offers under U.S. securities laws.

The SEC’s cautionary guidance to investors regarding mini-tenders is available at https://www.sec.gov/reportspubs/investor-publications/investorpubsminitendhtm.html. TRC Capital has made similar unsolicited mini-tender offers for stock of other public companies. The Home Depot encourages brokers and dealers, as well as other market participants, to review the SEC’s letter regarding broker-dealer mini-

tender offer dissemination and disclosure at https://www.sec.gov/divisions/marketreg/minitenders/sia072401.htm.

The Home Depot requests that a copy of this press release be included with all distributions of materials related to TRC Capital’s mini-tender offer related to Home Depot’s common stock.

About The Home Depot
The Home Depot is the world's largest home improvement specialty retailer. At the end of the first quarter of fiscal 2023, the company operated a total of 2,324 retail stores in all 50 states, the District of Columbia, Puerto Rico, U.S. Virgin Islands, Guam, 10 Canadian provinces and Mexico. In fiscal 2022, The Home Depot had sales of $157.4 billion and earnings of $17.1 billion. The company employs approximately 475,000 associates. The Home Depot's stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor's 500 index.

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For more information, contact:

Financial Community	News Media
Isabel Janci	Sara Gorman
Vice President of Investor Relations and Treasurer	Senior Director of Corporate Communications
770-384-2666	770-384-2852
isabel_janci@homedepot.com	sara_gorman@homedepot.com